Amendment
Made this 31st day of July, 2009
to the Subscription Agreement dated as of July 2nd, 2007 (the "Subscription Agreement") by and between ACCBT Corp., a corporation duly incorporated under the laws of the British Virgin Islands ("ACCBT"), and Brainstorm Cell Therapeutics Inc., a corporation duly incorporated under the laws of the State of Delaware, USA ("Company").

Capitalized terms used in this Amendment shall have the meanings assigned to them in the Subscription Agreement.

WHEREAS, pursuant to the Subscription Agreement ACCBT was to invest up to $5 million in the aggregate in accordance with the provisions of the Subscription Agreement and to be issued in consideration thereof up to 27,500,000 Common Shares of the Company and receive Warrants to purchase up to an additional 30,250,0000 Common Shares of the Company in accordance with terms of the Warrants, and

WHEREAS, through the date hereof ACCBT has invested in the Company an aggregate amount of $4,052,652 in consideration for 22,289,586 Common Shares of the Company at a price per share of $0.1818 (the "Price Per Share") of which l9,250,000 Common Shares have been issued to ACCBT or on its behalf and an additional 3,039,586 are due to be issued, and received Warrants to purchase an additional 10,083,333 Common Shares in consideration for $0.20 per share, 10,083,333 Common Shares in consideration for $ 0.29 per share and 1,008,334 Common shares in consideration for $0.36 per share (the "Last Warrants"), and

WHEREAS, the parties agree that there has been a Material Adverse Effect on the Company and accordingly ACCBT is no longer required to invest any further amounts in the Company in accordance with the Subscription Agreement, and

WHEREAS, the Parties agree to amend the Subscription Agreement and the Warrants as set forth herein, and

WHEREAS, in connection with such amendments ACCBT agrees to invest the remaining amounts up to the Maximum Subscription Price as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1
Price Per Subscription Share. The Price Per Share of the Subscription Shares is hereby decreased from $0.1818 to $0.12. Accordingly, promptly following the signature hereof the Company shall adjust the number of Common Shares issuable pursuant to the Subscription Agreement retroactively and issue to ACCBT 9,916,667 Common Shares for no additional consideration from ACCBT. Whenever the Company proposes to file a registration statement (other than a registration statement on Form S-8 and Form S-4 and a registration statement covering shares to be sold solely for the account of other holders) at any time and from time to time, it will, prior to such filing, give written notice to ACCBT of its intention to do so; provided, that no such notice need be given if no registrable shares are to be included therein as a result of a determination of the managing underwriter. Upon the written request of ACCBT given within 10 days after the Company provides such notice (which request shall state the intended method of disposition of such registrable shares), the Company shall use its best efforts to cause up to 41,666,666 Common Shares which the Company has been requested by such stockholder to register to be registered under the Securities Act of 1933, as amended, to the extent necessary to permit their sale or other disposition in accordance with the intended methods of distribution specified in the request of such stockholder; provided that the Company shall have the right to postpone or withdraw any registration effected without obligation to ACCBT.

2
Investments by ACCBT. ACCBT shall invest the remaining amount up to the Maximum Subscription Price (i.e. $947,347) at a Price Per Share of $0.12, in monthly installments of not less than $50,000 (and the last payment up to the Maximum Subscription Price) at Closings to be held monthly starting on August 1, 2009. At the Closing upon which ACCBT shall have invested $4,250,000 in the aggregate, ACCBT shall be issued Warrants to purchase an additional 4,537,500 Common Shares in consideration for $0.29 per share and upon completion of the investments by ACCBT hereunder up to the Maximum Subscription Price, ACCBT shall be issued with Warrants to purchase an additional 4,537,500 Common Shares in consideration for $0.29 per share. At the request of ACCBT, the Company shall issue Warrants to ACCBT proportionally with respect to amounts that have been invested by ACCBT. The Company hereby instructs ACCBT to pay $50,000 to Ben Tzvi Travel on behalf of the Company. ACCBT shall be entitled to accelerate the Closings and/or to invest more than $50,000 at each Closing in its sole discretion and in the event that elects to do so, the number of Warrants to be issued at such Closing shall be adjusted accordingly.

3
ACCBT's Right to Cease Payments. Notwithstanding the foregoing, with respect to any payment, ACCBT shall have the right, to not make the next scheduled or any further payments on account of the Maximum Subscription Price (and, accordingly, the Company will not be required to issue any further Subscription Shares and Warrants), without incurring any liability in the event that following the date hereof the price per share of the Company as of the closing on any 5 consecutive trading days shall decrease to $0.05 (five cents). Upon such event, the Agreement (as amended hereunder) as it pertains to the transactions contemplated in connection with a subsequent Closing (and, at the election of ACCBT, also in connection with other or all subsequent Closings) shall terminate, whereupon the Company shall have no claim against or recourse to ACCBT and may not alter or cancel any of ACCBT's rights or obtain any compensation from ACCBT.

4
Amendment of Warrants. The terms of the Warrants shall be amended such that the exercise period of all of the Warrants shall be extended through November 5, 2013, and in addition the exercise price of the shares under the Last Warrants and the additional Warrants to be issued in connection with the investments by ACCBT hereunder, shall be $0.29 (instead of $0.36), and accordingly the Warrants to be issued under the Subscription Agreement and this Amendment shall be as follows: Warrants representing 10,083,333 Common Shares issuable upon exercise, the Exercise Price (as defined in the Warrant) shall be - $0.20 (twenty cents) per share; for such Warrants representing the next 20,166,667 Common Shares issuable upon exercise, the Exercise Price (as defined in the Warrant) shall be - $0.29 (twenty nine cents) per share.

5
Limited Amendment. Except as set forth herein, this Amendment shall not constitute a modification, acceptance or waiver of any other provision of the Subscription Agreement, or any right, power or remedy of any party under the Subscription Agreement. Except as amended hereby, all terms of the Agreement remain in full force and effect.

6	The provisions of Section 10 (Miscellaneous) of the Subscription Agreement shall apply to this Amendment as if set forth herein.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

	ACCBT Corp.		Brainstorm Cell Therapeutic Inc.
By:	/s/ Chaim Lebovits	By:	/s/ Rami Efrati
Title:	CEO	Title:	CEO